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                         WALLACE COMPUTER SERVICES, INC.
                           LONG-TERM PERFORMANCE PLAN
                                 AMENDMENT NO. 1
                                 ---------------

           WHEREAS, Wallace Computer Services, Inc., a Delaware corporation (the "Company"), has heretofore adopted and maintains a bonus plan for the benefit of certain of its employees designated the "Wallace Computer Services, Inc. Long-Term Performance Plan" (the "Plan");

          WHEREAS, the Company desires to amend the Plan in certain respects;

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 7(a) of the Plan, the Plan is amended to add a new section at the end thereof to read as follows:

     Section 10.  MATERIAL CHANGE PROVISIONS.

               10.1 APPLICATION. Notwithstanding any other provision of the Plan, the provisions of this Section 10 shall apply on and after the date that a Material Change (as hereinafter defined) occurs.

               10.2 VESTING AND PAYMENT OF AWARDS. (a) VESTING. Notwithstanding any provision of Section 6 to the contrary, a Participant's accrued bonus balance under the Plan shall in no event be reduced below the amount of the Participant's cumulative deferred balance as calculated after inclusion of the Participant's award, if any, for the Plan Year immediately preceding the Plan Year during which the Material Change occurs.

               (b) PAYMENT. Notwithstanding any provision of Section 6 to the contrary, an individual who is a Participant immediately prior to the occurrence of a Material Change (a "Protected Participant") shall be entitled to receive payment of his accrued bonus balance pursuant to this paragraph (b) if, at any time during the two-year period beginning on the date that the Material Change occurs, the Protected Participant's employment with the Company terminates, whether voluntarily or involuntarily, for any reason other than for Cause (as

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      defined below) or on account of the Protected Participant's death or permanent disability. Such amount shall be paid to the Protected Participant (or beneficiary thereof) within ten (10) days after the date of such termination of the Protected Participant's employment, in the form of a single lump sum.

               (c) INTEREST ON LATE PAYMENT. If any amount to be paid to a Protected Participant (or beneficiary thereof) pursuant to paragraph (b) of this Subsection is not paid in full within ten (10) days after the date of the termination of his employment, then the Company shall also pay to that Participant (or beneficiary) interest on the unpaid amount for the period between the date of termination of his employment and the date that the amount is paid in full. The amount of interest to be paid to a Protected Participant (or beneficiary thereof) pursuant to this paragraph shall be computed using an annual rate of four (4) percent over the corporate base rate of The First National Bank of Chicago (changing as and when such corporate base rate changes), compounded monthly. Payments received by a Protected Participant (or beneficiary thereof) under the Plan shall be credited first against accrued interest until all accrued interest is paid in full before any such payment is credited against the amount payable under paragraph (b) of this Subsection.

               10.3 ADMINISTRATION OF PLAN. At all times after the Material Change occurs, the exercise of authority and responsibility in the administration of the Plan with respect to each Protected Participant, or with respect to a beneficiary of a Protected Participant, shall be subject to a DE NOVO standard of review by a court in any action brought by a Protected Participant (or beneficiary thereof).

               10.4 MATERIAL CHANGE DEFINED. For purposes of this Section 10, a "Material Change" shall be deemed to have occurred if any the following should occur:

          (a) the acquisition (in one or more transactions) of beneficial ownership of thirty-five percent (35%) or more of the outstanding shares of common stock of the Company by any person or entity (or by any group of persons or entities acting in concert for the purpose of acquiring, voting, holding or disposition of the Company's common stock);

          (b) individuals who, as of September 6, 1995, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to

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               constitute at least a majority of such Board; PROVIDED, HOWEVER, that any individual who becomes a member of the Board of Directors of the Company subsequent to such date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; and PROVIDED FURTHER, that no individual whose election or initial assumption of office as a director of the Company occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, shall be deemed to be a member of the Incumbent Board; or

          (c) the occurrence of any other event or state of facts that the Board of Directors of the Company may determine (by the adoption of a resolution) has, does, or would constitute a "Material Change" for the purposes of this Section 10.

               10.5 CAUSE DEFINED. For the purposes of the Plan, the employment of a Protected Participant shall be deemed to have been terminated for "Cause" after a Material Change only if:

          (a) there has been any misappropriation or misapplication by such Participant of any properties or assets of the Company on the basis of which the employment of such Participant would have been terminated under the Company's employment policies and practices as in effect immediately prior to such Material Change; or

          (b) there has been any willful misconduct, gross negligence or criminal conduct by such Participant in connection with the operations, business or affairs of the Company on the basis of which the employment of such Participant would have been terminated under the Company's employment policies and practices as in effect immediately prior to such Material Change.
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               10.6  RELATED COMPANY DEFINED.  The term "Related Company" means any corporation, trade or business during any period that is, along with the Company, a member of a controlled group of corporations, a controlled group of trades or businesses, or an affiliated service group, as described in subsections (b), (c) and (m), respectively, of section 414 of the Internal Revenue Code of 1986, as amended.

               10.7 ATTORNEYS' FEES AND OTHER COSTS AND EXPENSES. Any Protected Participant (or beneficiary of a Protected Participant) who brings any legal action after a Material Change to enforce the provisions of this Section 10 or any other provision of the Plan shall be entitled to recover from the Company any and all attorneys' fees and other costs and expenses incurred in enforcing such provisions for his or her benefit or for the benefit of any or all Protected Participants (or beneficiaries of Protected Participants).

               10.8 BINDING ON SUCCESSORS. The provisions of the Plan shall be binding upon and shall inure to the benefit of the Company, any Related Company that adopts the Plan, the Participants, and their respective successors in interest and assigns, including, without limitation, the surviving corporation in any merger or consolidation with the Company or such Related Company and, to the extent provided in the Plan, the beneficiaries of the Participants. After the occurrence of a Material Change, except as may otherwise be determined by a resolution of the Board of Directors of the Company adopted prior to the occurrence of a Material Change, a successor in interest to the Company, or a Related Company that adopts the Plan, shall be deemed to have adopted the Plan and shall have all of the liabilities and obligations of the Company or such Related Company under the Plan. Except as may otherwise be determined by a resolution of the Board of Directors of the Company adopted prior to the occurrence of a Material Change, the Company shall require any person or entity that becomes a successor in interest to the Company, or a Related Company that adopts the Plan, to expressly assume the Plan and agree to perform all of the obligations of the Company or that Related Company, as the case may be, under the Plan. For purposes of this Subsection 10.7, following the occurrence of a Material Change, a "successor in interest" to the Company, or a Related Company that adopts the Plan, shall include, without limitation, any person or entity (or group of related or affiliated persons or entities) that acquires (in a single transaction or a series of related transactions) any businesses or assets of the Company or



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     such Related Company representing twenty-five percent (25%) or more of the
     Company's or such Related Company's sales, operating profits, or operating assets.

               10.9 AMENDMENT OF SECTION 10. Notwithstanding any other provision of the Plan, except as may otherwise be provided in a resolution of the Board of Directors of the Company adopted prior to the occurrence of a Material Change, the provisions of this Section 10 may not be amended and shall continue to apply, without amendment, in any successor plan.



          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 6th day of September, 1995.

                              WALLACE COMPUTER SERVICES, INC.



                              By: ______________________________
                                  President


ATTEST:



___________________________________
Secretary